Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Hill International, Inc.:

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-162298, No. 333-114816 and No. 333-148156) and Forms S-8 (No. 333-137512, No. 333-141814 and No. 333-155332) of our report dated March 11, 2011, with respect to the consolidated financial statements, the effectiveness of internal control over financial reporting, and the consolidated financial statement schedule of Hill International, Inc. and Subsidiaries, included in Hill International, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ EisnerAmper LLP

Edison, New Jersey

March 11, 2011